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                                  TRW INC.
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                News Release              TRW Inc.
                                          1900 Richmond    TRW
                                          Road

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    For Immediate Release                 Contact
                                          Judy Wilkinson or Barrett Godsey
                                          Joele Frank, Wilkinson Brimmer Katcher
                                          212-355-4449

                                          Jay McCaffrey, TRW Media
                                          216-291-7179

                                          Ron Vargo, TRW Investors
                                          216-291-7506

TRW BOARD DETERMINES NORTHROP GRUMMAN'S $47 EXCHANGE OFFER IS FINANCIALLY INADEQUATE

Recommends TRW Shareholders Reject the Northrop Grumman Offer

Announces Strategic Plan to Enhance Shareholder Value

Special Meeting of Shareholders Set For April 22, 2002

CLEVELAND, March 13, 2002 - TRW Inc. (NYSE: TRW) announced today that after careful consideration, including a thorough review with independent financial and legal advisors, its board of directors has unanimously determined that Northrop Grumman Corporation's (NYSE: NOC) March 4, 2002 unsolicited exchange offer for all outstanding shares of TRW common stock for $47 per share is financially inadequate and not in the best interests of TRW's shareholders. Accordingly, the TRW board of directors urges TRW shareholders to reject Northrop Grumman's offer and not exchange their shares.

"As we indicated when we rejected Northrop Grumman's earlier proposal, this is all about shareholder value," said Philip A. Odeen, TRW's chairman.

In making its recommendation, TRW's board of directors considered, among other things, that:

o Northrop Grumman's offer grossly undervalues TRW's businesses and opportunities.

o The opinion of each of its independent financial advisors, Goldman, Sachs & Co. and Credit Suisse First Boston, that Northrop Grumman's offer is inadequate to the company's common shareholders from a financial point of view.

o Northrop Grumman's offer price remains below the current market price of TRW's common stock. As of March 12, 2002, TRW's closing stock price was $50.28 per share.

o Northrop Grumman's offer is highly conditional, which results in significant uncertainty that the offer will be consummated.

"Our board of directors continues to believe that $47 is grossly inadequate and does not reflect the value of TRW's advanced portfolio of technology and unique market leading positions. Further, since this offer is subject to a collar which could result in a price of less than $47 per share, this offer is less favorable than Northrop Grumman's earlier proposal," said Mr. Odeen.

The board noted that Northrop Grumman made its offer at a time when TRW's stock price was temporarily depressed following the unexpected resignation of David Cote, TRW's former chairman, president and chief executive officer.

"Northrop Grumman's offer is clearly an opportunistic attempt to acquire TRW's premier franchise. In particular, the current planned increases in government defense spending are expected to benefit many technologies and arenas where TRW's space, electronics and systems businesses are a leader. Additionally, we believe that our automotive and commercial aerospace businesses will benefit from positive economic trends in these sectors," continued Mr. Odeen.

TRW's Value Enhancing Strategic Plan

TRW's board of directors believes that the company can significantly enhance value for TRW shareholders through the continued execution of its strategic plan. As part of this plan, TRW intends to accelerate its debt reduction program and separate its Automotive business in a tax-efficient manner. Key elements of the plan include:

o Acceleration of TRW's deleveraging initiatives through asset sales and other alternatives. In 2001, the company reduced its net debt by almost $1 billion and, over the past three years, it has reduced net debt by approximately $3.9 billion. The company is targeting an additional $1.6 billion to $2.0 billion debt reduction in 2002.

o Exploration of additional actions, including the spin-off of TRW's Automotive business. As planned, the Automotive business would become an appropriately capitalized, independent, publicly traded company. TRW has targeted completion of the spin-off of the Automotive business in approximately six to nine months.

"TRW has been examining a potential separation of our Automotive business for some time," added Mr. Odeen. "We believe that our strategic plan announced today will create two `pure play' independent businesses, each positioned to deliver superior growth and returns. Additionally, this plan will enable each company to optimize strategic and financial flexibility and capture value against best-in-class industry benchmarks. We believe our strategic plan will deliver greater value to TRW shareholders than Northrop Grumman's offer."

Since the announcement of Northrop Grumman's proposal on February 22, 2002, TRW and its independent financial advisors have received unsolicited indications of interest from third parties with respect to a transaction with the company as a whole which would involve a separation of the Automotive business. In addition, the company has received unsolicited indications of interest from third parties with respect to each of its operating businesses as well as a private equity investment in the entire company. Also, TRW is engaged in preliminary discussions with third parties concerning transactions involving all or a portion of the Automotive business, and the company has commenced preliminary negotiations for a potential sale of its Aeronautical Systems Group.

TRW Is Well Positioned To Capitalize On The Positive Economic Trends Across Auto, Defense and Aerospace Businesses

o Given positive recent economic trends, industry analysts have raised their forecast for 2002 North American automotive light vehicle production from between 15.0 million and 15.3 million vehicles to between 15.7 million and 15.9 million units. TRW holds the number one or two market positions in the worldwide supply of key automotive products, including seat belts, air bags, antilock brakes (North America) and steering gears, and is well positioned to capitalize on this market growth.

o The United States defense budget is projected to have a 7.2% compound annual growth rate through 2006, and TRW's space and defense businesses are in the "sweet spot" of this growth. TRW's capabilities in space, defense and communications are aligned with the U.S. Defense Department's focus on information superiority, missile defense, battlefield superiority and homeland security.

o According to a recent report from a leading trade organization for airlines in the United States, the commercial aerospace sector appears to have stabilized. TRW believes this will enhance its spares and maintenance, repair and overhaul businesses.

TRW Is On Track To Deliver Sustainable Earnings And Cash Flow Growth

The board and senior management of TRW are committed to continuing to focus on the company's aggressive cost cutting initiatives, productivity improvements and enhancing relationships with its customers. The company is on track to meet or exceed its 2002 commitments.

The company affirmed that the board's executive search committee, comprised of outside directors, has selected a prominent executive search firm and is actively engaged in a search for a new chief executive officer.

Special Meeting of Shareholders Set

TRW also announced today that its board of directors has called a Special Meeting of TRW shareholders for Monday, April 22, 2002 for the purpose of voting under Ohio law on Northrop Grumman's proposed control share acquisition. Shareholders of record on the close of business on March 28, 2002 will be eligible to vote at the special meeting.

TRW noted that it expects to furnish shareholders with a notice of meeting and related proxy statement later this month.

Goldman, Sachs & Co. and Credit Suisse First Boston Corporation are serving as financial advisors to TRW, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

TRW provides advanced-technology products and services for the aerospace, systems, and automotive markets.

Certain of the information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. The Company's results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company's operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the Automotive business or that such spin-off will be complete within six to nine months; (iii) that the Company will be successful in delevering the Company, or that the methods described for delevering will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company's strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company's operating cash flows in 2002, that such amounts will be utilized to delever the Company's balance sheet; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company's costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumption or changes in other factors affecting such estimates other than as required by law.

The directors and certain executive officers of TRW may be deemed to be participants in the solicitation of proxies from shareholders of TRW in connection with TRW's special meeting of shareholders under the Ohio Control Share Acquisition Statute. Information concerning such participants is contained in TRW's definitive proxy statement relating to TRW's 2002 Annual Meeting filed with the Securities and Exchange Commission on March 4, 2002 on Schedule 14A.

This press release relates to Northrop Grumman's exchange offer commenced March 4, 2002. Shareholders of TRW are advised to read TRW's Solicitation/Recommendation Statement on Schedule 14D-9, filed March 13, 2002, as it may be amended from time to time, and TRW's PROXY STATEMENT FOR THE SPECIAL MEETING IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM TRW SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders of TRW and other interested parties may obtain, free of charge, copies of the Schedule 14D-9, TRW's proxy statement and other documents filed by TRW with the SEC at the SEC's internet website at www.sec.gov. Each of these documents may also be obtained, free of charge, by calling investor relations at TRW at 216-291-7506.

Financial Teleconference and Webcast:

TRW will host a conference call on March 13, 2002 at 9:45 a.m. EST to discuss this announcement. Investors, the news media, and others may listen to the teleconference by calling 888-324-8503, from within the United States, or 712-271-3869, internationally. Please call at least 15 minutes prior to the start of the teleconference and ask to be connected to the TRW conference call. A recording of this call will be available beginning at 1:00 p.m. EST on March 13, 2002 through 4:00 p.m. EST on March 20, 2002 and can be accessed by dialing 800-945-0304 from within the United States, or 402-220-3526 internationally. The rebroadcast passcode is 3182067.

The teleconference will also be Webcast at www.TRW.com/investorpresentation by clicking on an available audio link. Microsoft Media Player is required to access the Webcast. It can be downloaded from www.microsoft.com/windows/mediaplayer. This Webcast will be archived on the company's web site for replay purposes beginning on March 13, 2002 through March 20, 2002.

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